EXHIBIT 3(i)(d)
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION

                                  AIRTRAX, INC.
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION


     The undersigned corporation, organized under the laws of the State of New Jersey, to amend its Certificate of Incorporation in accordance with Chapter 9 of the New Jersey Business Corporation Act, hereby certifies:

     FIRST: The name of the Corporation is AIRTRAX, INC.

     SECOND: To effect a change in the number of authorized shares of common stock of the Corporation, paragraph 5 of the Certificate of Incorporation of the Corporation is amended to read as follows:


     The aggregate number of shares which the corporation shall have authority to issue is ten million five hundred thousand (10,500,000), itemized by classes, par value of shares, shares without par value, and series, if any, within a class, is:
                                                          Par value per Share or
                                                          statement that Shares
         Class                     Number of Shares       have no par value
         -----------------------------------------------------------------------

         Common                     10,000,000                 No Par
         Preferred                     500,000                 No Par


     THIRD: The shareholders of the corporation adopted this amendment without a meeting pursuant to written consent of a majority of the shareholders on December 15, 2000.

     FOURTH: The number of shares entitled to vote were 4,828,012 shares of common stock and 275,000 shares of preferred stock. Each share of preferred stock is entitled to 10 votes per share on all matters brought for a shareholder vote. The total number of voting shares is 7,578,102 after giving effect to the 10 for 1 voting rights of the preferred stock. The number of shares of common stock that voted for the amendment was 1,679,071 and the number of shares of preferred stock that voted for the amendment was 275,000 (or 2,750,000 votes, after giving effect to the 10 for 1 voting rights of the preferred stock), for a total of 4,429,071 votes cast for the amendment or 58.44% of the total voting shares. All votes were through written consent.

     IN WITNESS WHEREOF, AIRTRAX, INC. has caused its duly authorized officer to execute this Certificate on this the 15th day of March 2001.

AirTrax, Inc.

/S/ Peter Amico
---------------
    Peter Amico
    President
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